Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CASI Pharmaceuticals, Inc. (formerly EntreMed, Inc.) of our report dated March 21, 2014, on our audits of the consolidated balance sheets of CASI Pharmaceuticals, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2013. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

Vienna, Virginia

December 12, 2014